Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3 and related Prospectus of EPIX Pharmaceuticals, Inc. for the registration of 8,680,120 shares of its common stock and to the incorporation by reference therein of our reports dated March 13, 2008, with respect to the consolidated financial statements of EPIX Pharmaceuticals, Inc. and the effectiveness of internal control over financial reporting of EPIX Pharmaceuticals, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2007, filed with the Securities and Exchange Commission.
Boston, Massachusetts
August 22, 2008
/s/ Ernst & Young LLP